UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 25, 2016

Net Element, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34887	90-1025599
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3363 NE 163rd Street, Suite 705, North Miami Beach, FL	33160
(Address of Principal Executive Offices)	(Zip Code)

(305) 507-8808
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 25, 2016 (but made effective as of October 21, 2016), Net Element, Inc., a Delaware corporation (the “Company”), TOT Group Europe, Ltd. and ТOT Group Russia LLC, each a subsidiary of the Company (TOT Group Europe, Ltd. and ТOT Group Russia LLC are referred herein collectively, the “Purchasers”), entered into the Settlement Agreement (the “Settlement Agreement”) with Maglenta Enterprises Inc. (“Maglenta”) and Champfremont Holding Ltd. (“Champfremont” together with Maglenta are collectively, the “Sellers”) related to the Acquisition Agreement dated as of May 20, 2015 among the Sellers, the Purchasers and certain Target Companies parties to thereto (the “Acquisition Agreement”). The settlement resolved a dispute among the Company and the Purchasers, on the one hand, and the Sellers, on the other hand, with respect to the provision of the Acquisition Agreement pursuant to which, at the end of the 12-month period following the issuance of restricted shares of the Company's common stock to the Sellers, the Purchasers guaranteed that the value of such stock then not sold by the Sellers would not be less than the value of such at the date of the issuance of such stock. Pursuant to the Settlement Agreement, the Company agreed to pay to the Sellers an aggregate of $2,288,667 plus 10% per annum interest accrued from May 20, 2016 in installments pursuant to the payment schedule set forth in the Settlement Agreement. To the extent any such amounts are unpaid, such amount to be convertible by the Sellers at any time into the Company restricted common shares at consolidated closing bid price per share for the Company common shares as reported by the NASDAQ on the day immediately preceding the day of such conversion. Any such shares (if any are issued should the Purchaser opt to so convert) would be issuable subject to applicable exemption from registration under the federal and state securities laws and subject to piggy-back registration rights if the Company files after the date of the Settlement Agreement any registration statements on Form S-1 or Form S-3, in each case subject to applicable limitations in such forms. Such issuance of shares of common stock upon any such conversion is capped to 19.99% of the Company’s outstanding shares of common stock as of the date hereof, unless stockholder approval is obtained to issue more than such 19.99%.  Pursuant to the Settlement Agreement, the Company will not be required or permitted to issue any shares of the Company common stock if such issuance would violate the rules or regulations of the NASDAQ.

On October 25, 2016 (but made effective as of October 21, 2016), the Company and the Purchasers entered into the Amendment to the Acquisition Agreement with the Sellers and the Target Companies parties to thereto (the “Amendment”). Pursuant to the Amendment, the Purchasers agreed to not terminate, other than for “cause” (as defined in the Amendment), employment of certain employees listed on Exhibit A to the Amendment until $2,288,667 is paid in full pursuant to the Settlement Agreement. Further, pursuant to the Amendment, the Purchasers agreed to return the funds in the aggregate amount up to the amount set forth in Exhibit B to the Amendment (the “Maximum Amount”) for merchant services requested by merchants within timeframes mutually agreed to between the Purchasers and such merchants. The Purchasers agreed to the Sellers against any claims made by such merchants with respect to the payment of the Maximum Amount. Further, pursuant to the Amendment, within 5 business days of the execution of the Amendment, AnastasiaDate Ltd. or its designee shall make all outstanding payments due to Brosword Holding Limited, an indirect subsidiary of the Company.

The foregoing is a summary description of certain terms of the Settlement Agreement and the Amendment and, by its nature, is incomplete. Copies of the Settlement Agreement and the Amendment are filed herewith as Exhibits 10.1 and 10.2 respectively to this Current Report on Form 8-K and are incorporated herein by reference. All readers are encouraged to read the entire text of the Settlement Agreement and the Amendment.

Item 1.02	Termination of a Material Definitive Agreement.

On October 31, 2016, the Company, Paystar, Inc., a Delaware corporation, and Nexcharge, Inc., a Nevada corporation, terminated the binding letter of intent dated July 21, 2016 (the “Letter of Intent”). While the Company is not proceeding with the transactions contemplated in the Letter of Intent, the Company, Paystar, Inc. and Nexcharge, Inc. contemplate pursuing strategic opportunities.

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Item 3.02	Unregistered Sales of Equity Securities.

(a)       The disclosures in the first paragraph of Item 1.01 of this Current Report are incorporated herein by reference.

(b)       On October 25, 2016, the Company opted to present ESOUSA HOLDINGS, LLC, a New York limited liability company (“ESOUSA”), with a purchase notice directing ESOUSA to purchase 94,340 shares of the Company’s common stock for the aggregate purchase price of $100,000 (or $1.06 per share) pursuant to the Common Stock Purchase Agreement (the “SPA”) with ESOUSA. The SPA and its terms were disclosed in our Current Report on Form 8-K filed on July 12, 2016. Such shares of common stock of the Company were issued to ESOUSA under an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon Section 4(a)(2) of the Securities Act.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Settlement Agreement Amendment among Net Element, Inc., TOT Group Europe, Ltd., ТOT Group Russia LLC, Maglenta Enterprises Inc. and Champfremont Holding Ltd.*

10.2	Amendment to the Acquisition Agreement among Net Element, Inc., TOT Group Europe, Ltd., ТOT Group Russia LLC, Maglenta Enterprises Inc., Champfremont Holding Ltd. and the Target Companies parties to thereto*
*Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 31, 2016

NET ELEMENT, INC.

By:	/s/ Jonathan New
Name:	Jonathan New
Title:	Chief Financial Officer

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EXHIBIT INDEX

Exhibit Number	Description

10.1	Settlement Agreement Amendment among Net Element, Inc., TOT Group Europe, Ltd., ТOT Group Russia LLC, Maglenta Enterprises Inc. and Champfremont Holding Ltd.*

10.2	Amendment to the Acquisition Agreement among Net Element, Inc., TOT Group Europe, Ltd., ТOT Group Russia LLC, Maglenta Enterprises Inc., Champfremont Holding Ltd. and the Target Companies parties to thereto*

*Filed herewith.

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